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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §.240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

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Notice of 2020 Annual Meeting of Stockholders

Tuesday, June 2, 2020
8:00 a.m. Central Time

The 2020 annual meeting of stockholders of Rent-A-Center, Inc. will be held as a virtual meeting conducted exclusively via live webcast at www.meetingcenter.io/228278762 on Tuesday, June 2, 2020, at 8:00 a.m. Central Time, for the following purposes:

1.
To re-elect the three Class II directors nominated by the Board of Directors;

2.
To ratify the Audit & Risk Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.
To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2019, as set forth in the proxy statement;

4.
To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.
To transact other business that properly comes before the meeting.

The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice. The Board of Directors has fixed the close of business on April 3, 2020 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the 2020 annual meeting of stockholders and at any and all adjournments or postponements thereof.

We are using the "Notice and Access" method of furnishing proxy materials to our stockholders via the Internet. Instructions on how to access and review the proxy materials on the Internet can be found on the Notice of Internet Availability of Proxy Materials (the "Notice") mailed to stockholders of record on or about April 24, 2020. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

Your vote is important, and whether or not you plan to attend the virtual 2020 annual meeting of stockholders, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail (if you receive paper copies of the proxy materials or request a paper proxy card). Instructions regarding all three methods of voting are included in the Notice, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of Rent-A-Center.

By order of the Board of Directors,

Maureen Short
Executive Vice President – Chief Financial Officer
Rent-A-Center, Inc.
5501 Headquarters Drive, Plano, Texas 75024
April 23, 2020

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc. (the "Company"), on behalf of its Board of Directors (the "Board"), for the 2020 Annual Meeting of Stockholders of the Company (the "2020 Annual Meeting"). The Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed on or about April 23, 2020 to stockholders of record as of April 3, 2020.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For information regarding our 2019 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019. Page references are supplied to help you find further information in this proxy statement.

Meeting Information

Date & Time: 8:00 a.m., Central Time, on Tuesday, June 2, 2020

Location: The meeting will be a virtual meeting conducted exclusively via live webcast at www.meetingcenter.io/228278762.

Eligibility to Vote: You can vote if you were a stockholder of record at the close of business on April 3, 2020 (see page 4 for information on how to vote)

The Company's decision to hold a virtual meeting was made in light of ongoing developments relating to the recent novel coronavirus outbreak (COVID-19). We believe the virtual meeting will facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost, regardless of size, resources or physical location and will safeguard the health of our stockholders, Board and management.

You will be able to attend the 2020 Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetingcenter.io/228278762. To participate in the virtual meeting, you will need the 15-digit control number and password included on the Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 8:00 a.m., Central Time. We encourage you to access the meeting website approximately 10-15 minutes prior to the start time.

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR each Director Nominee	6
Ratification of Auditors	FOR	18
Advisory Vote on Executive Compensation	FOR	43
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	44

RENT-A-CENTER - 2020 Proxy Statement	1

Board Nominees (page 6)

The following table provides summary information about each director nominee who is nominated for re-election at the 2020 Annual Meeting. Each director nominee will serve a three-year term expiring at the 2023 annual meeting of stockholders and until their successors are elected and qualified. Information regarding our directors whose terms continue past this year's stockholder meeting begins on page 8.

Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Public Company Boards

Mitchell E. Fadel	62	2017	• Chief Executive Officer	N/A	N/A	N/A

			• Former Chief Operating Officer of the company for 15 years with unparalleled knowledge of the business and rent-to-own industry

			• Extensive operations experience

			• Strong strategic vision for the Company
Jeffrey J. Brown	59	2017	• Significant public and private company board experience	X	Audit & Risk (Chair)	MediFast, Inc.

			• Broad transactional expertise

Christopher B. Hetrick	41	2017	• Extensive investment experience • Brings a unique perspective on corporate strategy, capital allocation, executive compensation and investor communications	X	Compensation (Chair); Nominating and Corporate Governance	N/A

RENT-A-CENTER - 2020 Proxy Statement	2

Executive Compensation

Program Objectives (page 22)

The objectives of our executive compensation program are to:

•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;

•
align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

The Company's compensation philosophy is generally to refer to the 50th-75th percentile of target total direct compensation (base salary, annual incentive opportunity and long-term incentive compensation opportunity) paid at similarly-situated public companies in the retail and consumer finance sector, which includes companies in the Company's Peer Group (as described under "Compensation Discussion and Analysis" below), as a guideline, with cash compensation (base salary and annual incentive opportunity) generally targeted at around the 50th percentile, and long-term incentive compensation generally targeted at around the 75th percentile.

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•
base salary, which is paid in cash;

•
annual incentive compensation, which is paid in cash and is focused on three metrics—profitability, cash flow and revenue;

•
long-term incentive compensation, which consists of stock options which generally vest ratably over four years beginning on the first anniversary of the date of grant, restricted stock units which cliff vest after three years, and performance stock units which vest based solely on a relative total shareholder return metric over a three-year measurement period;

•
double trigger severance arrangements; and

•
employee benefits, including perquisites, with no tax gross-ups.

Pay for Performance (page 22)

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2019 annual cash incent ive program, (i) the consolidated same store sales goal was achieved at 184.1% of target (resulting in a 200% payout of the 20% of the target bonus amounts attributable to the revenue target) (ii) the EBITDA goal was achieved at 104.9% of target

(resulting in a 121% payout of the 40% of the target bonus amounts attributable to the EBITDA target), and (iii) the cash flow target was achieved at 123.0% of target (resulting in a 200% payout of the 40% of the target bonus amounts attributable to the cash flow target). As a result, each participant in the 2019 annual cash incentive program received an amount equal to approximately 169% of such person's target bonus amount.

In 2017, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative Total Shareholder Return ("TSR") as compared to the S&P 1500 Specialty Retail Index over a three-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, ranked us 2nd out of 59 companies in the S&P 1500 Specialty Retail Index, or the 98th percentile, which resulted in the vesting of 200% of the performance-based restricted stock units that were granted.

Relative Total Shareholder Return (page 26)

Our Compensation Committee has adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units pursuant to our long-term incentive compensation program.

Executive Stock Ownership Guidelines (pages 14 and 29)

We believe that our Board and our management should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our directors, as well as our Chief Executive Officer, are subject to equity interest guidelines as described on pages 14 and 29, respectively.

Hedging Restrictions (page 29)

Our insider trading policy prohibits our directors, executive officers, vice presidents and home office co-workers from engaging in derivative transactions involving our common stock. Additionally, our directors and executive officers must obtain pre-clearance prior to engaging in any transaction involving securities of the Company.

Clawback Policy (page 29)

Our Board has adopted a clawback policy applicable to our executive officers as described on page 29.

RENT-A-CENTER - 2020 Proxy Statement	3

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING PROCEDURES

Who may vote?

Stockholders of record as of the close of business on April 3, 2020, the record date for the 2020 Annual Meeting, may vote at the virtual meeting. Each share of common stock entitles the holder to one vote per share. As of April 3, 2020, there were 53,779,659 shares of our common stock outstanding.

What constitutes a quorum?

The holders of at least a majority of our outstanding shares of common stock entitled to vote at the 2020 Annual Meeting must be present online or represented by proxy at the 2020 Annual Meeting to have a quorum. Any stockholder present online at the 2020 Annual Meeting or represented by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists.

How do I vote?

You cannot vote your shares of common stock unless you are present online at the virtual meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

•
on the Internet, by visiting the website shown on the Notice or proxy card and following the instructions; or

•
by telephone, by calling the toll-free telephone number shown on the Notice or proxy card and following the instructions; or

•
by mail, by requesting, signing, dating and returning a paper proxy card in accordance with its instructions. The Notice provides instructions on how to request a paper proxy card and other proxy materials.

How will the proxies be voted?

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•
"FOR" each of the Board's nominees for Class II director;

•
"FOR" the ratification of the Audit & Risk Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for 2020;

•
"FOR" the resolution approving the compensation of the named executive officers for the year ended December 31, 2019, as set forth in this proxy statement; and

•
"ONE YEAR" in respect of the advisory vote on the frequency of future advisory votes on executive compensation.

The proxy holders will use their discretion on any other matters that properly come before the meeting. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above. If you are voting on the Internet prior to the 2020 Annual Meeting or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet prior to the 2020 Annual Meeting or by telephone, your voting instructions must be received by 11:59 p.m., Central Time on May 31, 2020, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 11:59 p.m., Central Time, on May 28, 2020.

You may revoke your proxy at any time before or at the 2020 Annual Meeting by:

•
Delivering a signed, written revocation letter, dated later than the proxy, to Matt Grynwald, Interim General Counsel, at 5501 Headquarters Drive, Plano, TX 75024, which letter must be received by the Company prior to the vote at the 2020 Annual Meeting;

•
Delivering a signed proxy, dated later than the first one, which proxy must be received by the Company prior to the vote at the 2020 Annual Meeting;

•
Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone, which vote must be received prior to the submission deadline set forth above; or

•
Attending the virtual meeting and voting online or by proxy (attending the virtual meeting alone will not revoke your proxy).

4	RENT-A-CENTER - 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING PROCEDURES

How many votes must each proposal receive to be adopted?

Proposal One: Election of Directors. Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

Proposal Two: Ratification of the Audit & Risk Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for 2020. A majority of the votes cast in respect of Proposal Two is required to ratify Ernst & Young LLP as our independent registered public accounting firm. Broker non-votes and abstentions will not affect the outcome of the vote to ratify Ernst & Young LLP.

Proposal Three: Advisory vote on executive compensation. The affirmative vote of a majority of the shares of common stock present online or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote "against" the advisory resolution on executive compensation.

Proposal Four: Advisory vote on the frequency of future advisory votes on executive compensation. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for future advisory votes on executive compensation that has been selected by stockholders. Broker non-votes and abstentions will not affect the outcome of the vote on the frequency of future advisory votes on executive compensation.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. These broker non-votes will be included in determining whether a quorum exists.

Your bank or broker is not permitted to vote your uninstructed shares in respect of Proposal One (re-election of directors), Proposal Three (advisory vote on executive compensation) or Proposal Four (advisory vote on the frequency of future advisory votes on executive compensation). As a result, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in respect of the foregoing matters. However, if you hold your shares in street name and you do not instruct your bank or broker how to vote in respect of Proposal Two (ratification of auditors), your bank or broker is entitled to vote your shares.

To be certain your shares are voted in the manner you desire, you should instruct your bank or broker how to vote your shares.

Who is soliciting your proxy?

The Board is soliciting your proxy and we will bear the cost of soliciting proxies. Proxies may be solicited by telephone, electronic mail, personal interview or other means of communication. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to you if you are a beneficial holder of our shares. We have engaged Saratoga Proxy Consulting LLC, a proxy solicitation firm, to assist in the solicitation of proxies for which we will pay a fee in the amount of $10,000.

RENT-A-CENTER - 2020 Proxy Statement	5

PROPOSAL ONE:            ELECTION OF DIRECTORS

What is the organizational structure of the Board?

Currently, the number of directors constituting our entire Board is seven, divided into three classes. Directors in each class serve for a term of three years, or until their earlier death, resignation, disqualification or removal.

How many directors are to be elected?

Three Class II directors are to be elected by our stockholders.

Who are the board nominees?

Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Jeffrey J. Brown, Mitchell E. Fadel and Christopher B. Hetrick to be re-elected as Class II directors by our stockholders.

The qualifications necessary for a board nominee and the Nominating and Corporate Governance Committee's process for evaluating prospective board members is discussed below under "Director Nominations – Qualifications" on page 16. Specific experience and relevant considerations with respect to each nominee are set forth in each candidate's respective biography below.

Each of Messrs. Brown, Fadel and Hetrick has agreed to stand for re-election. However, should any of them become unable or unwilling to accept nomination or re-election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board has no reason to believe that any of Messrs. Brown, Fadel and Hetrick will be unable or unwilling to serve if re-elected, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.

6	RENT-A-CENTER - 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board recommends that you vote "FOR" each of Messrs. Brown, Fadel and Hetrick.

Jeffrey J. Brown

Independent Director; Chairman of the Board
Age: 59
Director Since: 2017
Committees Served: Audit & Risk (chair)

Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, which provides capital to management teams and companies needing equity. Mr. Brown's venture capital and private equity career spans 30 years, including positions with Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation. Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc., where he also serves as chairman of the Audit Committee and is a member of the Executive Committee. Mr. Brown previously served as a director of Cadiz, Inc., Outerwall Inc., Midatech Pharma PLC, and Nordion, Inc.

Mr. Brown brings to the Board extensive public and private company board experience and significant transactional expertise.

Mitchell E. Fadel

Director; Chief Executive Officer
Age: 62
Director Since: 2017
Committees Served: N/A

Mr. Fadel has served as one of our directors since June 2017 and was named Chief Executive Officer on January 2, 2018. Mr. Fadel was self-employed prior to joining the Company after most recently serving as President – U.S. Pawn for EZCORP, Inc., a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as President of the Company (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, and also as a director of the Company from

December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of the Company's subsidiary Rent-A-Center Franchising International, Inc. f/k/a ColorTyme, Inc. Mr. Fadel's professional experience with the Company also includes previously serving as a Regional Director and a District Manager.

As our Chief Executive Officer, Mr. Fadel's day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. Fadel brings 30 years of experience in and knowledge of the rent-to-own industry, including his previous tenure as our President and Chief Operating Officer, to the Board. We believe Mr. Fadel's service as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management's perspectives on our business.

Christopher B. Hetrick

Independent Director
Age: 41
Director Since: 2017
Committees Served: Compensation
(chair); Nominating and Corporate
Governance

Mr. Hetrick has been the Director of Research at Engaged Capital, a California based investment firm and registered advisor with the U.S. Securities and Exchange Commission ("SEC") focused on investing in small and mid-cap North American equities, since September 2012. Prior to joining Engaged Capital, Mr. Hetrick worked at Relational Investors LLC ("Relational"), a $6 billion activist equity fund, from January 2002 to August 2012. Mr. Hetrick began his career with Relational as an associate analyst. He eventually became the firm's senior consumer analyst overseeing over $1 billion in consumer sector investments. Prior to his work heading up the consumer research team, Mr. Hetrick was a generalist covering major investments in the technology, financial, automotive and food sectors.

We believe that Mr. Hetrick's extensive investment experience in a broad range of industries as well as his expertise in corporate strategy, capital allocation, executive compensation, and investor communications well qualifies him to serve on our Board.

RENT-A-CENTER - 2020 Proxy Statement	7

PROPOSAL ONE: ELECTION OF DIRECTORS

Who are the continuing members of the Board?

The terms of the following four members of our Board will continue past the 2020 Annual Meeting.

Term to Expire at the 2021 Annual Meeting:

Michael J. Gade

Independent Director
Age: 68
Director Since: 2005
Committees Served: Compensation; Nominating and Corporate Governance (chair)

Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. Mr. Gade also serves as a strategic advisor to The Boston Consulting Group. A founding partner of Challance Group, LLP, Mr. Gade has over 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Prior to 2000, Mr. Gade was a Senior Partner and Chairman of the Retail Consumer Product Practice at Coopers & Lybrand (now part of PricewaterhouseCoopers). Mr. Gade also serves on the Board of Directors of The Crane Group.

We believe that Mr. Gade's significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.

Glenn P. Marino

Independent Director
Age: 63
Director Since: 2020
Committees Served: Audit & Risk

Mr. Marino was appointed to the Board in February 2020. Mr. Marino brings 40 years of experience in the consumer retail finance industry, most recently serving as Executive Vice President, CEO – Payment Solutions and Chief Commercial Officer of Synchrony Financial, Inc., a $21 billion financial services company, from 2014 until 2018. Prior to the spin-off in 2014 of Synchrony by General Electric Corporation, Mr. Marino was an executive with the North American retail finance business of General Electric, serving as CEO – Payment Solutions and Chief Commercial Officer from 2012 - 2013, and CEO – Sales Finance from 2001 to 2011. From 1999 to 2001, Mr. Marino served as CEO of Monogram Credit Services, a joint venture between GE and BankOne (now JPMorgan Chase & Co.). Prior to that, Mr. Marino held various roles of increasing responsibility in finance, business development, credit risk, and marketing with General Electric and Citibank.

We believe Mr. Marino's extensive knowledge in retail finance, business development and banking will provide a valuable perspective to our Board as we continue to grow our retail partnerships, particularly as it relates to the expansion of our Preferred Lease segment.

Term to Expire at the 2022 Annual Meeting:

Carol A. McFate

Independent Director
Age: 67
Director Since: 2019
Committees Served: Audit & Risk; Nominating and Corporate Governance

Ms. McFate served from 2006 until October 2017 as the Chief Investment Officer of Xerox Corporation, a multinational document provider of multifunction document management systems and services, managing retirement assets for North American and UK plans. Previously, Ms. McFate served in various finance and treasury roles for a number of prominent insurance and financial services companies, including XL Global Services, Inc., a US-based subsidiary of XL Capital Ltd., a leading Bermuda-based global insurance and reinsurance company,

American International Group, Inc. , an American multinational property & casualty insurance, life insurance, and financial services provider, Prudential Insurance Company of America, an American Fortune Global 500 and Fortune 500 company whose subsidiaries provide life insurance, investment management and other financial products and services to both retail and institutional customers through the US and in over 30 other countries. Ms. McFate is a Chartered Financial Analyst. Ms. McFate serves as a director and member of the investment and nominating committees of Argo Group International Holdings, Ltd.

Ms. McFate brings over 40 years of global corporate finance experience and a varied viewpoint to the Board which we believe will support our strategic initiatives and enhance long-term vision, sustainable growth and shareholder value.

8	RENT-A-CENTER - 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Harold Lewis

Independent Director
Age: 59
Director Since: 2019
Committees Served: Audit & Risk; Compensation

Mr. Lewis brings over 30 years of experience in financial services and mortgage lending. Since August 2018, he has served as the CEO of Renovate America, Inc., a national home improvement fintech company focused on energy efficient home improvement lending. From 2016 to 2018, Mr. Lewis was a senior advisor for McKinsey & Company, a worldwide management consulting firm. From 2012 to 2015 he served as President and COO of

Nationstar Mortgage, one of the largest mortgage servicers in the country. In that position, he grew Nationstar's servicing platform from $30 billion to $400 billion and mortgage origination portfolio from $1.8 billion to $25 billion while also building and managing Nationstar's relationship with the newly created industry regulator, the Consumer Financial Protection Bureau. Prior to Nationstar Mortgage, he held C-Suite and senior executive positions at Citi Mortgage, Fannie Mae, Resource Bancshares Mortgage Group and Nations Credit, among others.

We believe that Mr. Lewis' significant financial technology knowledge and broad experience with a similar customer demographic provides our Board with an important resource with respect to our e-commerce platform and our Preferred Lease segment.

RENT-A-CENTER - 2020 Proxy Statement	9

BOARD INFORMATION

Independent Directors

As part of the Company's corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2020, each of our non-employee directors (other than Mr. Marino) completed a questionnaire which inquired as to their relationship (and the relationships of their immediate family members) with us and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaires, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2020, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are "independent" as defined under Nasdaq rules: Jeffrey J. Brown, Michael J. Gade, Christopher B. Hetrick, Harold Lewis, and Carol A. McFate.

In February 2020, Mr. Marino completed a questionnaire which inquired as to his relationship (and the relationships of his immediate family members) with us and other potential conflicts of interest in connection with his nomination process. Following a review of such questionnaire and in connection with Mr. Marino's appointment as a director, our Board determined that Mr. Marino was "independent" as defined under Nasdaq rules.

The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements

Jeffrey J. Brown	Yes	None
Michael J. Gade	Yes	None
Christopher B. Hetrick	Yes	Employee of Engaged Capital, a 9.9% stockholder in the Company
Harold Lewis	Yes	None
Glenn P. Marino	Yes	None
Carol A. McFate	Yes	None

10	RENT-A-CENTER - 2020 Proxy Statement

BOARD INFORMATION

Board Leadership Structure

Our Board separates the roles of Chairman and Chief Executive Officer. Mr. Brown serves as Chairman and Mr. Fadel serves as our Chief Executive Officer. The Board believes that the separation of the roles of Chairman and Chief Executive Officer at this time is appropriate in light of Mr. Fadel's tenure as Chief Executive Officer and is in the best interests of the Company's stockholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing our strategic initiatives and supervising our day-to-day business operations. Our Board believes that Mr. Brown is well situated to serve as Chairman because of his experience serving on the boards of directors of other public companies, including as lead director of MediFast, Inc. Mr. Brown works closely with Mr. Fadel to set the agenda for Board meetings and to coordinate information flow between the Board and management.

Our Board will review its determination to separate the roles of Chairman and Chief Executive Officer periodically or as circumstances and events may require.

Board Meetings; Executive Session

During 2019, our Board met 18 times, including regularly scheduled and special meetings. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.

Our independent directors meet in executive session at each in-person meeting of the Board. Executive sessions are generally chaired by our Chairman of the Board.

Role of the Board in Risk Oversight

Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, cybersecurity, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

The Board maintains oversight of the Company's cybersecurity risk through regular updates from management. Specifically, the Board receives updates from management regarding the status of ongoing projects to strengthen our efforts against cybersecurity events and reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Among other things, the Company maintains an incident response policy and plan designed to provide for timely, consistent responses to actual or attempted data and security incidents impacting the Company, and requires third party and other risk compliance attestations.

Board Committees

The standing committees of the Board during 2019 included the Audit & Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

The Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit & Risk Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the SEC or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor's qualifications and independence, (4) the performance of our internal audit function and our independent auditors, (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally, and (6) our risk management practices. The Audit & Risk Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department's reports, responsibilities, budget and staffing. In addition, the Audit & Risk Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our

RENT-A-CENTER - 2020 Proxy Statement	11

BOARD INFORMATION

independent auditors). The Audit & Risk Committee also oversees compliance with our code of ethics.

The Audit & Risk Committee pre-approves all audit and non-audit services provided by our independent auditors, other than de minimis exceptions for non-audit services that may from time to time be approved by the Audit & Risk Committee. The Audit & Risk Committee may delegate pre-approval authority to one or more of its members from time to time or may adopt specific pre-approval policies and procedures; however, any such pre-approvals must in all cases be presented for ratification by the Audit & Risk Committee at its next scheduled meeting.

The Board has adopted a charter for the Audit & Risk Committee, which can be found on our website at https://investor.rentacenter.com/governance-documents. The Audit & Risk Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2019, the Audit & Risk Committee held nine meetings. All members of the Audit & Risk Committee are "independent" under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Brown is an "audit committee financial expert" as defined by SEC rules. In addition, each of Mr. Lewis, Mr. Marino and Ms. McFate meets the financial sophistication requirements for Nasdaq audit committee members. Members: Mr. Brown (Chair), Mr. Lewis, Mr. Marino and Ms. McFate.

The Compensation Committee (1) discharges the Board's responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Financial Officer, and each of our Executive Vice Presidents, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found on our website at https://investor.rentacenter.com/governance-documents. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee's processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under "Compensation Discussion and Analysis – Compensation Process" beginning on page 23 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See "Compensation Discussion and Analysis – Compensation Process" beginning on page 23 of this proxy statement. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.

The Compensation Committee held seven meetings in 2019. All members of the Compensation Committee are non-employee directors and are "independent" under Nasdaq rules. Members: Mr. Hetrick (Chair), Mr. Gade and Mr. Lewis.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company's stockholders and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. In addition, the Nominating and Corporate Governance Committee directs the succession planning efforts for the Chief Executive Officer and reviews management's succession planning process with respect to our other senior executive officers.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://investor.rentacenter.com/governance-documents. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2019, the Nominating and Corporate Governance Committee held five meetings. The Board has determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined under Nasdaq rules. Members: Mr. Gade (Chair), Mr. Hetrick and Ms. McFate.

12	RENT-A-CENTER - 2020 Proxy Statement

DIRECTOR COMPENSATION

Cash Compensation

During 2019, the Compensation Committee engaged Korn Ferry, Inc. ("Korn Ferry") to advise it with respect to the compensation paid to our non-employee directors as compared to similarly situated public companies. Based on such input from Korn Ferry, in March 2019, the Compensation Committee recommended, and the Board adopted, an increase in the annual retainer paid to non-employee directors from $50,000 to $77,500, beginning with the quarterly installment due on July 1, 2019. In addition, the Compensation Committee recommended, and the Board adopted, the following revised additional annual retainers, beginning with the quarterly installment due on July 1, 2019:

Position	Annual Retainer

Chairman of the Board	$150,000
Chair of the Audit & Risk Committee	$27,500
Other members of the Audit & Risk Committee	$15,000
Chair of the Compensation Committee	$25,000
Other members of the Compensation Committee	$10,500
Chair of the Nominating and Corporate Governance Committee	$20,000
Other members of the Nominating and Corporate Governance Committee	$10,000

Additionally, each non-employee director receives $2,500 for each Board meeting attended in person (or, at the discretion of the Compensation Committee, via telephonic or other electronic means) and is reimbursed for his or her expenses in attending such meetings.

Mr. Fadel, as an employee of the Company, was not entitled to receive any cash compensation for his service as a director during 2019.

Deferral of Cash Compensation

Beginning July 1, 2019, retainers and the meeting attendance fees may be paid in a combination of cash or deferred stock units ("DSUs") at each non-employee director's election. Deferred fees will be matched 25% by the Company and the total deferred fees and matching contributions will be converted into an equivalent value of DSUs. Deferred fees plus matching contributions are converted to DSUs based on the closing price of Rent-A-Center common stock on the trading day immediately preceding the date on which the fees are payable. The DSUs are fully vested and non-forfeitable. Each DSU represents the right to receive one share of common stock of the Company, which will be issued on the date the person ceases to be a member of the Board. The DSUs do not have voting rights. The holder of a DSU is entitled to receive dividend equivalent payments with respect to the shares underlying such DSU if, as and when any cash dividend is declared by the Board with respect to the Rent-A-Center common stock.

Additional Equity Compensation

Our non-employee directors receive an award of DSUs pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the "2016 Plan") on the first business day of each year.

The annual DSU award to our non-employee directors for 2019 was valued at $120,000 (as compared to a value of $100,000 in 2018). The Board adopted this change to the value of the equity compensation paid to our non-employee directors based on input from Korn Ferry in March 2019. In addition, the DSU award for 2019 was granted on April 1, 2019, following the ruling by the Court of Chancery of the State of Delaware that we validly terminated the Agreement and Plan of Merger entered into on June 17, 2018 with certain affiliates of Vintage Capital Management, LLC.

RENT-A-CENTER - 2020 Proxy Statement	13

DIRECTOR COMPENSATION

Director Equity Interest Guideline

Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the DSUs issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director. Each of Mr. Brown, Gade and Hetrick has met the foregoing guideline. Mr. Lewis and Ms. McFate were elected to the Board at the Company's 2019 annual meeting of stockholders, and Mr. Marino was appointed to the Board in February 2020.

Director Compensation for 2019

The following table sets forth certain information regarding the compensation of our non-employee directors during 2019:

Name	Fees Earned or Paid in Cash(1)	Deferred Stock Units(2)	Other Compensation(3)	Total

Jeffrey J. Brown	$41,500	$318,125	$6,168	$365,793
Michael J. Gade	$77,750	$146,563	$12,227	$236,540
Christopher B. Hetrick	$41,000	$197,813	$5,457	$244,270
J.V. Lentell(4)	$70,000	$120,000	$—	$190,000
Harold Lewis(5)	$59,000	$—	$—	$59,000
Carol A. McFate(5)	$58,750	$—	$—	$58,750

(1)
Includes annual retainer and meeting attendance fees paid in cash to each non-employee director with respect to services rendered in 2019.
(2)
Reflects the grant date fair value calculated pursuant to FASB ASC Topic 718 of DSUs granted to each director in fiscal 2019, as follows:
•
Each director (other than Mr. Lewis and Ms. McFate) was granted 5,990 DSUs, representing the $120,000 annual grant.
•
Messrs. Brown, Gade and Hetrick were granted 7,627, 1,099 and 3,054 additional DSUs, respectively, in lieu of cash retainer and meeting attendance fee payments.

Each DSU represents the right to receive one share of our common stock, which will be issued to the director upon the termination of his service as a member of our Board. The DSUs are fully vested and non-forfeitable.

(3)
Represents dividend equivalents paid in respect of vested DSU's.
(4)
Mr. Lentell retired from the Board following the Company's 2019 annual meeting of stockholders.
(5)
Mr. Lewis and Ms. McFate were elected to the Board at the Company's 2019 annual meeting of stockholders.

14	RENT-A-CENTER - 2020 Proxy Statement

CORPORATE GOVERNANCE

General

Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

•
a code of business conduct and ethics applicable to all of our Board members, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

•
procedures regarding stockholder communications with our Board and its committees;

•
separation of the Chairman and Chief Executive Officer roles;

•
a majority voting standard in non-contested elections for directors;
•
a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

•
provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

•
written charters for its Audit & Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the SEC or Nasdaq.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published on our website at

https://investor.rentacenter.com/governance-documents. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Stockholder Communications with the Board

Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone: 972-624-6210	By mail: Rent-A-Center, Inc. Attn: Compliance Officer 5501 Headquarters Drive Plano, TX 75024	By e-mail: RAC.Board@rentacenter.com

Procedures for Reporting Accounting Concerns

The Audit & Risk Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted on our website at https://investor.rentacenter.com/governance-documents.

RENT-A-CENTER - 2020 Proxy Statement	15

CORPORATE GOVERNANCE

Director Nominations

Director Nominees

Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate

Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experience with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board's needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee's goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Nominating and Corporate Governance Committee carefully considers diversity when evaluating nominees for director, the Nominating and Corporate Governance Committee has not established a formal policy regarding diversity in identifying director nominees. Nonetheless, the Nominating and Corporate Governance Committee nominated for election at the 2019 annual meeting of stockholders two diverse candidates, Harold Lewis and Carol McFate, and each was subsequently elected to the Board by the stockholders at the meeting and continues to serve as a director of the Company.

Advance Resignation Policy

As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations

In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by a stockholder, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by a stockholder, Article I, Section 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special meeting, nor later than the close of business on the

16	RENT-A-CENTER - 2020 Proxy Statement

CORPORATE GOVERNANCE

later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made (if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting). The notice to our Secretary must set forth, among other things:

•
the name & address of the stockholder and/or beneficial owner making such nomination;

•
class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

•
any derivative interests held by such stockholder and/or beneficial owner;

•
proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

•
short interest position of such stockholder and/or beneficial owner, if any;

•
dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

•
proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements;

•
performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument;

•
with respect to each proposed stockholder nominee, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and

•
with respect to each proposed stockholder nominee, a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee.

In addition, to be timely, a stockholder's notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting, and such update and supplement must be delivered to our Secretary not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting in the case of the update and supplement required to be made as of 10 business days prior to the meeting. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided to our Secretary in accordance with the time period prescribed for the notice to our Secretary described above:

•
a questionnaire furnished by our Secretary and completed by the proposed nominee; and

•
the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

The above description of the requirements that stockholders must comply with when recommending candidates for our Board is a summary only, and stockholders interested in nominating candidates to our Board are encouraged to closely review our Bylaws.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the Company's 2019 annual meeting of stockholders.

RENT-A-CENTER - 2020 Proxy Statement	17

PROPOSAL TWO:            RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 4, 2019, the Audit & Risk Committee (i) dismissed KPMG LLP ("KPMG") as the Company's independent registered public accounting firm and (ii) appointed Ernst & Young LLP ("E&Y") to serve as the Company's new independent registered public accounting firm to audit the Company's financial statements as of and for the fiscal year ending December 31, 2019, effective immediately upon the completion of E&Y's client acceptance procedures, which occurred on June 8, 2019. The Audit & Risk Committee made its decision after soliciting proposals from several accounting firms and conducting a thorough formal review. The Company notified KPMG of its decision on June 5, 2019.

During the Company's fiscal years ended December 31, 2017 and 2018, and the interim period through June 5, 2019, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG's satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company's consolidated financial statements for the relevant year, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

KPMG's audit reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company's fiscal years ended December 31, 2017 and 2018, and through the interim period through June 5, 2019, neither the Company, nor anyone on behalf of the Company, consulted with E&Y with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided by E&Y to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We provided KPMG with a copy of our Current Report on Form 8-K reporting the change in independent registered public accounting firm before filing such Form 8-K with the SEC on June 10, 2019, and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not KPMG agreed with the above statements and stating the respects, if any, in which KPMG did not agree with such statements. The letter from KPMG was filed as Exhibit 16.1 to the Form 8-K.

The Audit & Risk Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, as described in "—Board Information—Board Committees" in this proxy statement, and accordingly, all services and fees in 2019 provided by E&Y were pre-approved by the Audit & Risk Committee. The Audit & Risk Committee has considered whether the provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining E&Y's independence. The Audit & Risk Committee has determined that the rendering of non-audit services by E&Y during the year ended December 31, 2019, was compatible with maintaining such firm's independence.

Our Board has directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the 2020 Annual Meeting. Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to continue the retention of E&Y. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit & Risk Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit & Risk Committee's analysis of this information, the Audit & Risk Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Representatives of E&Y will attend the 2020 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Our Board recommends that you vote "FOR" the proposal to ratify the selection of E&Y as our independent registered public accounting firm.

18	RENT-A-CENTER - 2020 Proxy Statement

Principal Accountant Fees and Services

The aggregate fees billed by E&Y for the year ended December 31, 2019 and the aggregate fees billed by KPMG LLP for the years ended December 31, 2019 and December 31, 2018, for the professional services described below are as follows:

	2019	2018

Audit Fees[1]	$1,692,105	$1,978,085

Audit-Related Fees[2]	$—	$—

Tax Fees[3]	$—	$66,387

All Other Fees[4]	$—	$4,500

(1)
Represents the aggregate fees billed by KPMG and E&Y for (a) professional services rendered for the audit of our annual financial statements for the years ended December 31, 2019 and December 31, 2018, (b) the audit of management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2019 and December 31, 2018, and (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC.
(2)
Represents the aggregate fees billed by KPMG for 2018 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption "Audit Fees."
(3)
Represents the aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning. These services comprise engagements related to federal research tax credits and international tax advice and planning.
(4)
Represents the aggregate fees billed by KPMG for executive leadership training program.

RENT-A-CENTER - 2020 Proxy Statement	19

AUDIT AND RISK COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit & Risk Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors' independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence. The Audit & Risk Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company's financial reporting processes, including the Company's internal accounting systems and controls, and reviewed with management and the independent auditors the Company's significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company's financial statements. The Audit & Risk Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit & Risk Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC, and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the consolidated financial statements of the Company.

The Audit & Risk Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2019 with management and the independent auditors. Management is responsible for the

Company's financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act), and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit & Risk Committee's responsibility is to monitor and review these processes. The members of the Audit & Risk Committee are "independent" as defined by SEC and Nasdaq rules, and our Board has determined that Mr. Jeffrey J. Brown is an "audit committee financial expert" as defined by SEC rules.

The Audit & Risk Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit & Risk Committee periodically meets with the Company's internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit & Risk Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

AUDIT & RISK COMMITTEE

Jeffrey J. Brown, Chairman
Harold Lewis
Carol A. McFate

20	RENT-A-CENTER - 2020 Proxy Statement

EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position

Mitchell E. Fadel	62	Chief Executive Officer
Maureen B. Short	45	Executive Vice President — Chief Financial Officer
Ann L. Davids	51	Executive Vice President — Chief Marketing Officer
Catherine M. Skula	48	Executive Vice President — Franchising

Mitchell E. Fadel.    Mr. Fadel has served as one of our directors since June 2017 and was named Chief Executive Officer on January 2, 2018. Mr. Fadel was self-employed prior to joining the Company after most recently serving as President — U.S. Pawn for EZCORP, Inc., a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as President of the Company (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, and also as a director of the Company from December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of the Company's subsidiary Rent-A-Center Franchising International, Inc. f/k/a ColorTyme, Inc. Mr. Fadel's professional experience with the Company also includes previously serving as a Regional Director and a District Manager.

Maureen B. Short.    Ms. Short was named Executive Vice President — Chief Financial Officer on December 19, 2018. Ms. Short previously served as Interim Chief Financial Officer effective from December 2016 until December 2018, Senior Vice President — Finance, Investor Relations and Treasury from

November 2014 until December 2016, as Senior Vice President — Finance, Analytics and Reporting from March 2013 until November 2014, and as Vice President — Finance, Analytics and Reporting from August 2010 until March 2013.

Ann L. Davids.    Ms. Davids was named Executive Vice President — Chief Marketing Officer effective as of February 21, 2018. Ms. Davids served as Senior Vice President — Chief Marketing Officer for Direct General/National General Insurance from 2013 to 2018 with responsibility for the web channel development as well as marketing strategy and execution. Prior to 2013, Ms. Davids served as our chief marketing officer for 15 years.

Catherine M. Skula.    Ms. Skula was appointed Executive Vice President — Franchising effective as of January 1, 2018, after previously serving as Senior Vice President — Franchising since January 2012. From August 2009 to January 2012, Ms. Skula served as Division Vice President — RTO Domestic. Ms. Skula began her employment with us in 1994 as a customer account representative.

RENT-A-CENTER - 2020 Proxy Statement	21

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2020 Annual Meeting of Stockholders, for filing with the SEC.

COMPENSATION COMMITTEE

Christopher B. Hetrick, Chairman
Michael J. Gade
Harold Lewis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;
•
align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

The Company's compensation philosophy is generally to refer to the 50th-75th percentile of target total direct compensation (base salary, annual incentive opportunity and long-term incentive compensation opportunity) paid at similarly-situated public companies in the retail and consumer finance sector, which includes companies in the Company's Peer Group described below, as a guideline, with cash compensation (base salary and annual incentive opportunity) generally targeted at around the 50th percentile, and long-term incentive compensation generally targeted at around the 75th percentile.

Executive Summary

We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company's strategic goals and culture, and also that it incentivizes short- and long-term profitability.

Pay for Performance

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2019 annual cash incentive program, (i) the consolidated same store sales goal was achieved at 184.1% of target (resulting in a 200% payout of the 20% of the target bonus amounts attributable to the revenue target) (ii) the EBITDA goal was achieved at 104.9% of target (resulting in a 121% payout of the 40% of the target bonus amounts attributable to the EBITDA target), and (iii) the cash flow target was achieved at 123.0% of target (resulting in a 200% payout of the 40% of the target bonus amounts attributable to the cash flow target . As a result, each participant in the 2019 annual cash incentive program received an amount equal to approximately 169% of such person's target bonus amount.

In 2017, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative TSR as compared to the S&P 1500 Specialty Retail Index over a three-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, ranked us 2nd out of 59 companies in the S&P 1500 Specialty Retail Index, or the 98th percentile, which resulted in the vesting of 200% of the performance-based restricted stock units that were granted in 2017.

22	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Advisory Vote

In June 2019, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with 98.6% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. Compensation decisions and changes implemented during the 2019 fiscal year were made keeping in mind the support stockholders expressed for our compensation philosophy and pay-for-performance culture. As a result, our Compensation Committee kept most facets of the executive compensation program consistent, with an emphasis on short- and long-term incentive compensation that rewards our executives for value creation for our stockholders.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following February. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year's compensation. During the Compensation Committee's annual review of base salaries, the Compensation Committee primarily considers market and Peer Group data (as described below), input provided by our Human Resources department, and input of the Chief Executive Officer other than with respect to his own base salary. (see "—Forms of Compensation—Base Salary" below).

Historically, the Compensation Committee has retained annually a compensation consultant to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers. For the 2019 fiscal year, the

Compensation Committee did not retain a compensation consultant in light of the previously proposed merger between the Company and Vintage Capital Management, which was terminated by the Company in December 2018. For the 2019 fiscal year, the Compensation Committee reviewed market data compiled by our Human Resources department, including independent compensation surveys such as Aon Hewitt US Total Compensation Measurement Executive and Senior Management Survey, and the executive compensation analysis conducted by Korn Ferry in December 2017, which identified the Peer Group (as defined below), pursuant to its engagement by the Compensation Committee to assist the committee with compensation decisions for the 2018 fiscal year.

In addition, the Compensation Committee considered executive compensation practices of the following similarly-situated public companies (the "Peer Group") for the purpose of evaluating our 2019 compensation arrangements for our senior executives:

Aaron's, Inc.	Big Lots Inc.	Brinker International Inc.	Conn's
Fred's, Inc.	H&R Block, Inc.	Michaels Stores, Inc.	OneMain Holdings
Pier 1 Imports, Inc.	Sally Beauty, Inc.	Sears Hometown & Outlet	Tractor Supply, Inc.
United Rental	Western Union

This Peer Group was approved by the Compensation Committee in the fall of 2017 based on work performed by Korn Ferry for use in connection with compensation decisions to be made for the 2018 fiscal year. The following criteria were considered in the selection of companies for this Peer Group:

•
U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•
Companies with annual revenue similar to us (generally 0.5 to 2.0 times our revenue, based on the most recent available financial information at the time of the analysis) and annuitized revenue streams; and

•
Competitors for executive talent.

In 2019, the Compensation Committee reviewed and revised the Peer Group to be used for 2020 benchmarking purposes, considering the above criteria. The Compensation Committee removed Fred's Inc., Pier 1 Imports, Inc., Sears Hometown & Outlet, Tractor Supply, Inc., United Rental, and Western Union. The Compensation Committee added FirstCash, Inc., EZCorp, Inc., Santander Consumer USA Holdings Inc., MoneyGram International, Inc., and La-Z-Boy Incorporated.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

RENT-A-CENTER - 2020 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•
base salary, which is paid in cash;

•
annual incentive compensation, which is paid in cash;

•
long-term incentive compensation, which consists of stock options, restricted stock units, and performance stock units;

•
severance arrangements; and

•
employee benefits, including perquisites, with no tax gross-ups.

Base Salary

The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•
the named executive officer's historical performance in his position with us, including the financial performance within his or her area of responsibility and other factors;

•
recommendations of the Chief Executive Officer as to the proposed base salary (other than his own);

•
our financial performance; and

•
market pay practices.

At the beginning of each year, the Compensation Committee considers whether adjustments should be made to the annual base salaries for our named executive officers. During the Compensation Committee's review of the then-current base salaries, the Compensation Committee primarily considers market data, input provided by our Human Resources department, input of the Chief Executive Officer (other than with respect to his own base salary), individual performance, our financial performance, the experience of the named executive officer, and each named executive officer's compensation in relation to our other executive officers.

In connection with Ms. Short's appointment as Chief Financial Officer as of December 19, 2018, and upon the recommendation of Mr. Fadel, the Compensation Committee approved a promotion to executive vice president and a base salary for Ms. Short of $416,300. Mr. Fadel's base salary was adjusted (as set forth in the table below) to more closely align with market practices of similarly situated public companies, including companies in our Peer Group. The Compensation Committee increased the base salary for 2019 for each of our other named executive officers at a modest rate consistent with the salary increases for our other senior executive management.

The Compensation Committee approved the following base salaries of the named executive officers for 2018 and 2019 as set forth in the table below. The base salary adjustments for 2019 were effective March 16, 2019.

ANNUAL BASE SALARIES

Name	2017 Base Salary	2018 Base Salary	2019 Base Salary

Mitchell E. Fadel(1)	$—	$800,000	$1,000,000

Maureen B. Short(2)	$362,000	$362,000	$416,300

Ann L. Davids(3)	$—	$330,000	$339,900

Catherine M. Skula(4)	$—	$325,338	$335,098

Christopher A. Korst(5)	$438,677	$438,677	$451,838

(1)
Mr. Fadel was named Chief Executive Officer effective as of January 2, 2018.
(2)
Ms. Short was named Interim Chief Financial Officer effective as of December 2, 2016, with a base salary of $362,000. Ms. Short was named Chief Financial Officer effective as of December 19, 2018.
(3)
Ms. Davids was named Executive Vice President—Chief Marketing and Customer Officer effective as of February 21, 2018.
(4)
Ms. Skula was named Executive Vice President—Franchising effective as of January 2, 2018.
(5)
Mr. Korst resigned as Executive Vice President—General Counsel effective as of June 5, 2019.

Other than Mr. Fadel, as Chief Executive Officer, and Ms. Short, as Chief Financial Officer, there were no other executive officers of the Company as of December 31, 2019, other than Ms. Davids and Ms. Skula.

24	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Compensation

The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Our named executive officers participate in our annual cash incentive program. Under our annual cash incentive program, target cash bonus eligibility is established at a pre-determined percentage of the named executive officer's base salary, with such percentage amount set in accordance with the eligible named executive officer's position and responsibilities with us. The percentage allocated and the potential ultimate payouts pursuant to our annual cash incentive program for prior year performance are typically approved by the Compensation Committee in February at the same time that all compensation (including base salaries, target annual cash incentive compensation, and target long-term incentive compensation) for our named executive officers for the current year is reviewed and, if applicable, approved. Payouts under the plan may range from 0% to 200% of target. This timing enables the Compensation Committee to evaluate the named executive officer's performance during the prior performance year, as well as determine financial performance targets for the new fiscal year in light of the previous year's performance. In February 2019, the Compensation Committee increased the eligible bonus percentage for 2019 for Ms. Short from 45% to 55% in connection with her promotion to Executive Vice President—Chief Financial Officer. No changes to the eligible bonus percentages for our other named executive officers were made for the 2019 annual cash incentive program.

The annual cash incentive program for 2019 included three financial performance metrics: EBITDA, cash flow and consolidated same store sales. The Compensation Committee included an EBITDA target in the annual cash incentive program because it believes EBITDA generally represents an accurate indicator of our financial performance over a one-year period of time, while excluding the impact of interest and depreciation which can vary significantly. The Compensation Committee determined to include a cash flow target as one of the financial performance metrics comprising the annual cash incentive program to align with our strategy for 2018. The Compensation Committee again included a cash flow target as one of the financial performance metrics comprising the 2019 annual cash incentive program to continue focusing management on this element of our strategy. The Compensation Committee determined to include a consolidated same store sales target in the 2019 annual cash incentive plan in lieu of the corporate revenue target used for the 2018 annual cash incentive program. This reflects the Compensation Committee's belief that a portion of the cash bonus opportunity should be based on our revenue growth, but takes into account potential impacts to the Company's revenues for 2019 in light of the Company's anticipated refranchising strategy. Accordingly, the potential annual incentive award for each of our named executive officers for the 2019 annual cash incentive program was weighted as follows: 40% EBITDA; 40% cash flow and 20% consolidated same store sales.

The financial performance targets for the 2019 annual cash incentive program were established in February 2019 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2019. Based upon that review, the Compensation Committee established the following targets for the 2019 annual cash incentive program: (1) a consolidated same store sales target of 2.5%, (2) a cash flow target in the amount of $141.56 million, and (3) an EBITDA target in the amount of $252.61 million. In setting the financial targets under the 2019 annual cash incentive program, the Compensation Committee considered (i) the level of achievement of the targets for the 2018 annual cash incentive program and (ii) the level of the Company's anticipated investment in its strategic initiatives for 2019. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year (by up to 100% of target for each component), and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance, as set forth below:

RENT-A-CENTER - 2020 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Consolidated SSS TArget ($M) - 20% Weighting			EBITDA Target ($M) - 40% Weighting			FREE CASH FLOW Target ($M) - 40% Weighting
% of Target Achieved	SSS Range	% of Incentive Awarded	% of Target Achieved	EBITDA Range	% of Incentive Awarded	% of Target Achieved	Cash Flow Range	% of Incentive Awarded

			Less than 75.0000%	< $189.45	0%	Less than 75.0000%	< $106.16	0%
			75.0010% - 76.5110%	$189.46 - $193.27	20%	75.0010% - 76.5110%	$106.17 - $108.30	20%
			76.5120% - 78.0220%	$193.28 - $197.09	25%	76.5120% - 78.0220%	$108.31 - $110.45	25%
			78.0230% - 79.5330%	$197.10 - $200.91	30%	78.0230% - 79.5330%	$110.45 - $112.59	30%
Less Than 0.0000%	< - 0.00%	0%	79.5340% - 81.0440%	$200.91 - $204.72	35%	79.5340% - 81.0440%	$112.59 - $114.72	35%
0.0000% - 8.0000%	0.00% - 0.20%	20%	81.0450% - 82.5550%	$204.73 - $208.54	40%	81.0450% - 82.5550%	$114.73 - $116.86	40%
8.0001% - 16.0000%	0.20% - 0.40%	27%	82.5560% - 84.0660%	$208.55 - $212.36	45%	82.5560% - 84.0660%	$116.87 - $119.00	45%
16.0001% - 24.0000%	0.40% - 0.60%	33%	84.0670% - 85.5770%	$212.36 - $216.17	50%	84.0670% - 85.5770%	$119.01 - $121.14	50%
24.0001% - 32.0000%	0.60% - 0.80%	40%	85.5780% - 87.0880%	$216.18 - $219.99	55%	85.5780% - 87.0880%	$121.15 - $123.28	55%
32.0001% - 40.0000%	0.80% - 1.00%	47%	87.0890% - 88.5990%	$220.00 - $223.81	60%	87.0890% - 88.5990%	$123.29 - $125.42	60%
40.0001% - 48.0000%	1.00% - 1.20%	53%	88.6000% - 90.1100%	$223.82 - $227.62	65%	88.6000% - 90.1100%	$125.43 - $127.56	65%
48.0001% - 56.0000%	1.20% - 1.40%	60%	90.1110% - 91.6210%	$227.63 - $231.44	70%	90.1110% - 91.6210%	$127.56 - $129.70	70%
56.0001% - 64.0000%	1.40% - 1.60%	67%	91.6220% - 93.1320%	$231.45 - $235.25	75%	91.6220% - 93.1320%	$129.70 - $131.83	75%
64.0001% - 72.0000%	1.60% - 1.80%	73%	93.1330% - 94.6430%	$235.27 - $239.07	80%	93.1330% - 94.6430%	$131.84 - $133.97	80%
72.0001% - 80.0000%	1.80% - 2.00%	80%	94.6440% - 96.1540%	$239.08 - $242.89	85%	94.6440% - 96.1540%	$133.98 - $136.11	85%
80.0001% - 88.0000%	2.00% - 2.20%	87%	96.1550% - 97.6650%	$242.90 - $246.70	90%	96.1550% - 97.6650%	$136.12 - $138.25	90%
88.0001% - 96.0000%	2.20% - 2.40%	93%	97.6660% - 99.1760%	$246.72 - $250.52	95%	97.6660% - 99.1760%	$138.26 - $140.39	95%
96.0001% - 104.0000%	2.40% - 2.60%	100%	99.1770% - 100.6635%	$250.53 - $254.28	100%	99.1770% - 100.6635%	$140.40 - $142.49	100%
104.0001% - 112.0000%	2.60% - 2.80%	109%	100.6645% - 102.1510%	$254.29 - $258.04	107%	100.6645% - 102.1510%	$142.50 - $144.60	107%
112.0001% - 120.0000%	2.80% - 3.00%	118%	102.1520% - 103.6385%	$258.05 - $261.79	114%	102.1520% - 103.6385%	$144.61 - $146.70	114%
120.0001% - 128.0000%	3.00% - 3.20%	127%	103.6395% - 105.1260%	$261.81 - $265.55	121%	103.6395% - 105.1260%	$146.72 - $148.81	121%
128.0001% - 136.0000%	3.20% - 3.40%	136%	105.1270% - 106.6135%	$265.56 - $269.31	129%	105.1270% - 106.6135%	$148.82 - $150.91	129%
136.0001% - 144.0000%	3.40% - 3.60%	145%	106.6145% - 108.1010%	$269.32 - $273.07	136%	106.6145% - 108.1010%	$150.93 - $153.02	136%
144.0001% - 152.0000%	3.60% - 3.80%	154%	108.1020% - 109.5885%	$273.08 - $276.82	143%	108.1020% - 109.5885%	$153.03 - $155.13	143%
152.0001% - 160.0000%	3.80% - 4.00%	163%	109.5895% - 111.0760%	$276.84 - $280.58	150%	109.5895% - 111.0760%	$155.14 - $157.23	150%
160.0001% - 168.0000%	4.00% - 4.20%	172%	111.0770% - 112.5635%	$280.59 - $284.34	157%	111.0770% - 112.5635%	$157.24 - $159.34	157%
168.0001% - 176.0000%	4.20% - 4.40%	181%	112.5645% - 114.0510%	$284.35 - $288.10	164%	112.5645% - 114.0510%	$159.35 - $161.44	164%
176.0001% - 184.0000%	4.40% - 4.60%	190%	114.0520% - 115.5385%	$288.11 - $291.85	171%	114.0520% - 115.5385%	$161.45 - $163.55	171%
184.0001% or greater	4.60% - -	200%	115.5395% - 117.0260%	$291.87 - $295.61	179%	115.5395% - 117.0260%	$163.56 - $165.65	179%
			117.0270% - 118.5135%	$295.62 - $299.37	186%	117.0270% - 118.5135%	$165.67 - $167.76	186%
			118.5145% - 120.0010%	$299.38 - $303.13	193%	118.5145% - 120.0010%	$167.77 - $169.87	193%
			120.0020% or greater	$303.14 - $ -	200%	120.0020% or greater	$169.88 - $ -	200%

In February 2020, the Compensation Committee determined the level of achievement of the consolidate same store sales, cash flow and EBITDA targets as previously set by it with respect to the 2019 annual cash incentive program. In reviewing our actual 2019 performance relative to the financial targets, the Compensation Committee determined that it would be appropriate, consistent with past practices, to adjust for certain special items for purposes of determining whether the financial targets had been met for the year. The Compensation Committee concluded that the failure to adjust for such items would inappropriately penalize management for certain events which were beyond the control of management and that such adjustments were in the best interests of the Company's stockholders. Accordingly, the Compensation Committee made adjustments to EBITDA pertaining to (1) cost savings initiatives, including reductions in overhead, (2) incremental legal fees and settlements, (3) the refranchising of Core U.S. store locations and (4) the acquisition of Merchants Preferred. The Compensation Committee reviewed the combined proposed adjustments and their impact on the calculation of the Company's EBITDA for the fiscal year ended December 31, 2019, and determined that the Company's (i) consolidated same store sales for purposes of the

2019 annual cash incentive program was equal to 4.6%, (ii) EBITDA for purposes of the 2019 annual cash incentive program was equal to $265.05 million and (iii) cash flow for purposes of the 2019 annual cash incentive program was equal to $174.16 million. Accordingly, for the 2019 annual cash incentive program, (i) the consolidated same store sales goal was achieved at 184.1% of target (resulting in a 200% payout of the 20% of the target bonus amounts attributable to the revenue target), (ii) the EBITDA goal was achieved at 104.9% of target (resulting in a 121% payout of the 40% of the target bonus amounts attributable to the EBITDA target), and (iii) the cash flow target was achieved at 123.0% of target (resulting in a 200% payout of the 40% of the target bonus amounts attributable to the cash flow target). As a result, each participant in the 2019 annual cash incentive program received an amount equal to approximately 169% of such person's target bonus amount.

The actual amounts awarded to our named executive officers for their annual cash incentive bonus for 2019 performance are included in the Summary Compensation Table under the column "Non-Equity Incentive Plan Compensation" on page 31 of this proxy statement.

Long-Term Incentive Compensation

Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, restricted stock and stock unit awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation

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COMPENSATION DISCUSSION AND ANALYSIS

Committee considers equity awards to our named executive officers on an annual basis, normally in February of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the "2016 Plan"). Previous long-term incentive awards were made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the "2006 Plan") and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan (the "Equity Plan"). Under the terms of each of the 2016 Plan, the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, , restricted stock and stock unit awards, other equity awards, and performance-based equity awards. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee cliff vest either after a set period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value.

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in February of each year the annual grant to our executive officers in conjunction with its review and determination of each executive officer's compensation for the current year. Grants may also be made in connection with commencement of employment, promotions, or tenure.

2019 Long-term Incentive Compensation Awards. The Compensation Committee adjusted the aggregate grant date fair value of the long-term incentive compensation award for 2019 for Ms. Short from 75% to 90% of her base salary in connection with her promotion to Executive Vice President—Chief Financial Officer.

No changes to the aggregate amount of the long-term incentive compensation award as a percentage of base salary were made for our other named executive officers for 2019. Accordingly, the aggregate grant date fair value of the long-term incentive compensation award for 2019 (as a percentage of base salary) was [350]% for Mr. Fadel, 130% for Ms. Short, [85]% for Ms. Davids and [85]% for Ms. Skula. Mr. Korst's long-term incentive compensation award grant date fair value was [90]% of is his base salary and was forfeited upon his termination of employment as of June 5, 2019. Consistent with prior years, the long-term incentive compensation awards for 2019 were comprised of three vehicles, with greater emphasis on the portion of the long-term incentive award which is contingent on financial performance. Accordingly, the award tranches are weighted as follows: (i) 20% of the value of the award issued in stock options, (ii) 20% of the value of the award issued in time-based restricted stock units and (iii) 60% of the value of the award issued in performance-based restricted stock units.

Relative TSR as Performance Measure. The Compensation Committee has adopted a relative TSR metric over a three-year measurement period as the vesting condition for grants of performance stock units under our long-term incentive compensation program. The Compensation Committee made this decision in order to tie the external performance of our common stock to executive compensation and because the Compensation Committee believes that a relative measure is a more appropriate basis for measuring long-term performance than an absolute measure. The Compensation Committee also took into consideration the fact that our annual cash incentive program includes an annual EBITDA metric. The Compensation Committee selected a three-year period over which to measure relative TSR based upon the time-period utilized with respect to awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our relative TSR over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program.

The Compensation Committee selected the S&P 1500 Specialty Retail Index as the comparator group for measuring our relative TSR over the applicable measurement period. In making this selection, the Compensation Committee considered the median annual revenue of the companies in the index in the amount of $3.9 billion, the inclusion in the index of five companies included in our Peer Group (four companies in our Peer Group, as revised for 2020 compensation comparison purposes), and the representation of the overall retail environment by the index to determine that this index is comprised of the companies most similar to the Company and is an appropriate comparator group. The Compensation Committee adopted the following payout ranges applicable to the awards of performance-based restricted stock units:

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COMPENSATION DISCUSSION AND ANALYSIS

Payout Chart

RCII's TSR Percentile Rank in the S&P 1500 Specialty Retail Index		RCII's TSR Actual Rank in the S&P 500 Specialty Retail Index

>	≤	Low	High	Payout

90%	100%	1	7	200%
80%	90%	8	13	175%
70%	80%	14	19	150%
60%	70%	20	25	125%
50%	60%	26	31	100%
40%	50%	32	37	75%
30%	40%	38	43	50%
25%	30%	44	46	25%
0%	25%	47	61	0%

See Summary Compensation Table under the columns "Stock Awards" and "Option Awards" on page 31 and the Grants of Plan-Based Awards table under the column "Estimated Future Payouts Under Equity Incentive Plan Awards" on page 32 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2019 long-term incentive performance-based awards.

Determination of Long-term Incentive Compensation Awards. In January 2020, the Compensation Committee determined the level of achievement of the minimum TSR condition with respect to the long-term incentive performance-based awards made in

January 2017, with a three-year measurement period. The Compensation Committee reviewed the Company's relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the period January 1, 2016 through December 31, 2019, and determined that our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, ranked us 2 out of 59 companies in the S&P 1500 Specialty Retail Index, or the 98th percentile, which resulted in the vesting of 200% of the performance-based restricted stock units that were granted.

Severance Arrangements

We have executive transition agreements with our named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer's employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see "Termination of Employment and Change-in-Control Arrangements" beginning on page 36 of this proxy statement.

Korst Separation

Mr. Korst resigned his position as Executive Vice President -General Counsel of the Company, effective June 5, 2019. Mr. Korst's resignation was treated as a termination without "cause" under the executive transition agreement between Mr. Korst and the Company. Accordingly, Mr. Korst received a pro-rata 2019 bonus and severance equal to 1.5 times the sum of his base salary and average annual bonus (as determined under his executive transition agreement). The value of these payments is reflected in the "All Other Compensation" column to the "Summary Compensation Table" and the accompanying footnotes below to the extent required by SEC rules.

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COMPENSATION DISCUSSION AND ANALYSIS

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year and we do not gross our executives up for any taxes related to the cost of perquisites. Our named executive officers were eligible in 2019 to participate in our 401(k) Retirement Savings Plan and in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation.

The Compensation Committee has determined it is beneficial to offer the above-described employee benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such employee benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such employee benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the employee benefits and perquisites received by our named executive officers in 2019, please see "- All Other Compensation" on page 31 of this proxy statement.

Executive Stock Ownership Guidelines

We believe that our Chief Executive Officer should have a meaningful financial stake in the Company to ensure that his interests are aligned with those of our stockholders. To that end, the Board adopted equity ownership guidelines to define our expectations for our Chief Executive Officer. Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock equal in value to 5 times his annual base salary within five years of the date on which he became Chief Executive Officer. Mr. Fadel was named our Chief Executive Officer effective as of January 2, 2018, and has not yet met his ownership guideline.

Hedging Restrictions

Our insider trading policy prohibits our directors, executive officers, vice presidents and home office co-workers, and members of their households and certain of their family members, from engaging in transactions relating to any derivative securities of the Company, such as put and call options, or in short sales of any securities of the Company, including sales "against the box" (sales with delayed delivery).

Additionally, our directors and executive officers, and any of their family members and members of their households, must obtain pre-clearance from the General Counsel or other designated representative of the Company prior to engaging in any transaction involving securities of the Company, including any option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer.

Clawback Policy

Our Board has adopted a compensation recovery ("clawback") policy which provides that, in the event of a restatement of our financial results due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we may seek reimbursement of any portion of incentive compensation paid, vested, or awarded during the three-year period preceding the date on which we are required to prepare such a re-statement, which is in excess of the amount that would have been paid or awarded if calculated based on the restated financial results. Restatements of financial results that are the direct result of changes in accounting standards will not result in recovery of performance-based or incentive compensation under this policy. This policy is intended to be administered in a manner consistent with any applicable rules, regulations or listing standards adopted by the SEC or The Nasdaq Stock Market, Inc., as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. We intend to revise our clawback policy to the extent we deem necessary to comply with such rules, regulations or listing standards.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m)

Section 162(m) of the Internal Revenue Code (the "Code") generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a "covered employee." A "covered employee" includes (a) the Chief Executive Officer, (b) the Chief Financial Officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Prior to 2018, we were permitted to receive a federal income tax deduction for qualifying

"performance-based" compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. Recent U.S. tax legislation eliminated the performance-based exception. The new tax legislation became effective starting in 2018. The Compensation Committee may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Summary of Compensation

The following table summarizes the compensation earned by our "named executive officers" in fiscal year 2019, as well as the compensation earned by such individuals in each of fiscal year 2018 and fiscal year 2017, if serving as an executive officer during that time. For 2019, our "named executive officers" consisted of our Chief Executive Officer, our Chief Financial Officer, our two other executive officers as of 2019 fiscal year end, and Mr. Korst, who resigned as Executive Vice President - General Counsel effective as of June 5, 2019. Other than Mr. Fadel, Ms. Short, Ms. Davids and Ms. Skula, there were no other executive officers of the Company as of December 31, 2019. The table specifically identifies the dollar value of compensation related to 2019, 2018 and 2017 paid to such named executive officers in the form of:

•
base salary, paid in cash;

•
stock awards, comprised of awards of restricted stock relating to the 2019, 2018 and 2017 fiscal years;

•
option awards, comprised of awards of options during the 2019, 2018 and 2017 fiscal years and identified based upon the aggregate fair value in dollars of such award;
•
non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•
all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our Deferred Compensation Plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as "Bonus" payments for purposes of the Summary Compensation Table for 2019, 2018 and 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Mitchell E. Fadel	2019	$953,846	$5,222,035	$700,002	$1,690,000	$99,522	$8,665,405
Chief Executive Officer	2018	$800,000	$2,156,237	$388,141	$1,488,000	$29,632	$4,862,010

Maureen B. Short	2019	$406,902	$807,439	$201,537	$386,951	$39,805	$1,842,634
Chief Financial Officer	2018	$362,000	$292,711	$52,690	$302,994	$30,444	$1,040,839
	2017	$362,000	$300,662	$54,299	$16,290	$26,831	$760,082

Ann L. Davids(4)	2019	$337,615	$431,084	$57,781	$287,216	$33,258	$1,146,954
Executive Vice President -	2018	$276,692	$302,413	$54,436	$306,900	$45,551	$679,092
Chief Marketing Officer

Catherine M. Skula	2019	$332,846	$424,979	$56,969	$283,158	$36,379	$1,134.331
Executive Vice President -	2018	$325,338	$298,139	$91,669	$302,564	$40,547	$1,058,257
Chief Operating Officer

Christopher A. Korst(5)	2019	$219,407	$606,747	$81,330	$178,126	$416,759	$1,502,369
Former Executive Vice President -	2018	$438,677	$425,650	$76,622	$448,767	$38,476	$1,428,192
General Counsel	2017	$438,677	$429,743	$78,963	$24,127	$32,405	$1,003,915

(1)
The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2019, 2018 and 2017 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note N to our audited financial statements for our fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019, and our Annual Reports on Form 10-K for prior years.

For Performance Share Unit awards granted in April 2019, the maximum performance shares payable, and corresponding maximum aggregate value based on the closing price of the common stock on the grant date of $20.89, are 268,370 shares and $5,606,249 for Mr. Fadel, 41,496 shares and $866,851 for Ms. Short, 22,154 shares and $462,797 for Ms. Davids, 31,182 shares and $651,392 for Ms. Skula and 31,182 shares and $651,392 for Mr. Korst.

(2)
Represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated. Mr. Korst's 2019 annual cash incentive was pro-rated for the portion of 2019 prior to his June 5, 2019 termination of employment.
(3)
For 2019, represents the compensation as described in the "All Other Compensation" table below.
(4)
Ms. Davids was named Executive Vice President - Chief Marketing and Customer Officer on February 21, 2018.
(5)
Mr. Korst resigned as Executive Vice President - General Counsel effective as of June 5, 2019.

All Other Compensation

The following table provides information regarding each component of compensation for 2019 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Termination Related Compensation(3)	Relocation(4)	Other(5)	Total

Mitchell E. Fadel	$27,494	$31,105	$0	$35,427	$5,496	$99,522
Maureen B. Short	$20,011	$15,849	$0	$0	$3,945	$39,805
Ann L. Davids	$13,055	$17,955	$0	$0	$2,248	$33,258
Catherine M. Skula	$9,160	$22,341	$0	$0	$4,878	$36,379
Christopher A. Korst	$10,722	$22,185	$383,852	$0	$0	$416,759

(1)
Represents contributions or other allocations made by us to our 401(k) Retirement Savings Plan and/or Deferred Compensation Plan.
(2)
Represents premiums paid by the company for medical, dental, vision, dental, long-term disability and life insurance.
(3)
Represents severance received by Mr. Korst related to his separation from the Company
(4)
Represents reimbursements of relocation-related expenses, gross of related taxes of $13,108.
(5)
Represents fees paid by us for an annual executive physical examination.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2019 under the 2019 annual cash incentive program and the 2016 Plan.

									All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)							Grant Date Fair Value of Stock and Option Awards
											Exercise or Base Price of Option Awards(5)
		Committee Approval Date										Closing Price on Grant Date
	Grant Date
Name			Threshold	Target	Maximum	Threshold	Target	Maximum

Mitchell E. Fadel
Short-Term Incentive	N/A	2/20/19	$200,000	$1,000,000	$2,000,000	–	–	–	–	–	–	–	–
Restricted Stock Units	4/1/19	3/28/19	–	–	–	–	–	–	33,541	–	–	$20.89	$700,001
Performance Stock Units	4/1/19	3/28/19	–	–	–	–	134,185	268,370	–	–	–	$20.89	$4,522,034
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	75,027	$20.87	$20.89	$700,002

Maureen B. Short
Short-Term Incentive	N/A	2/20/19	$45,793	$228,965	$457,930	–	–	–	–	–	–	–	–
Restricted Stock Units	4/1/19	3/28/19	–	–	–	–	–	–	5,186	–	–	$20.89	$108,232
Performance Stock Units	4/1/19	3/28/19	–	–	–	–	20,748	41,496	–	–	–	$20.89	$699,207
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	11,601	$20.87	$20.89	$108,237
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	10,000	$20.87	$20.89	$93,300

Ann L. Davids
Short-Term Incentive	N/A	2/20/19	$33,990	$169,950	$339,900	–	–	–	–	–	–	–	–
Restricted Stock Units	4/1/19	3/28/19	–	–	–	–	–	–	2,769	–	–	$20.89	$57,789
Performance Stock Units	4/1/19	3/28/19	–	–	–	–	11,077	22,154	–	–	–	$20.89	$373,295
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	6,193	$20.87	$20.89	$57,781

Catherine M. Skula
Short-Term Incentive	N/A	2/20/19	$33,510	$167,549	$335,098	–	–	–	–	–	–	–	–
Restricted Stock Units	4/1/19	3/28/19	–	–	–	–	–	–	2,730	–	–	$20.89	$56,975
Performance Stock Units	4/1/19	3/28/19	–	–	–	–	10,920	21,840	–	–	–	$20.89	$368,004
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	6,106	$20.87	$20.89	$56,969

Christopher A. Korst
Short-Term Incentive	N/A	2/20/19	$49,702	$248,511	$497,022	–	–	–	–	–	–	–	–
Restricted Stock Units	4/1/19	3/28/19	–	–	–	–	–	–	3,897	–	–	$20.89	$81,330
Performance Stock Units	4/1/19	3/28/19	–	–	–	–	15,591	31,182	–	–	–	$20.89	$525,417
Stock Options	4/1/19	3/28/19	–	–	–	–	–	–	–	8,717	$20.87	$20.89	$81,330

(1)
These columns show the potential value of the payout of the annual cash incentive bonuses for 2019 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company performance. The actual amount of the annual cash incentive bonuses paid for 2019 performance is shown in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.
(2)
Represents restricted stock units which vest depending on our relative TSR performance over a three-year measurement period as compared to the S&P 1500 Specialty Retail Index and the named executive officer remains an employee through the end of such measurement period. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if our relative TSR performance is below the 25th percentile, to the maximum number of shares if our relative TSR performance ranks at least the 90th percentile.
(3)
Represents restricted stock units which vest upon completion of three-years of continuous employment with us from April 1, 2019.
(4)
Represents options to purchase shares of our common stock which vest ratably over a four-year period.
(5)
Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with the applicable plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2019. Due to his termination of employment on June 5, 2019, Mr. Korst did not have any stock options or restricted stock units remaining outstanding as of 2019 fiscal year end.

	OPTION AWARDS					STOCK AWARDS

	Number of Securities Underlying Unexercised Options - Unexercisable	Number of Securities Underlying Unexercised Options - Exercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)

Mitchell E. Fadel	26,954	80,863	(4)	$8.22	2/23/2028	48,662	(8)	$1,403,412
		75,027	(5)	$20.87	4/1/2029	33,541	(9)	$967,322
						194,489	(11)	$5,609,063
						134,185	(12)	$3,869,895

Maureen B. Short	1,875			$22.38	10/1/2020	6,526		$188,210
	594			$29.91	1/31/2021	6,606	(8)	$190,517
	1,642			$37.19	1/31/2022	5,186	(9)	$149,564
	2,126			$34.77	1/31/2023	26,108	(10)	$752,955
	5,066			$25.03	1/31/2024	26,402	(11)	$761,434
	6,088			$29.31	2/6/2025	20,748	(12)	$598,372
	10,937	3,646	(2)	$10.34	2/5/2026
	10,904	10,903	(3)	$8.32	2/16/2027
	3,659	10,977	(4)	$8.22	2/23/2028
		11,601	(5)	$20.87	4/1/2029
		10,000	(5)	$20.87	4/1/2029

Ann L. Davids	3,780	11,341	(4)	$8.22	2/23/2028	6,825	(8)	$196,833
		6,193	(5)	$20.87	4/1/2029	2,769	(9)	$79,858
						27,277	(11)	$786,669
						11,077	(12)	$319,461

Catherine M. Skula	2,066			$29.91	1/31/2021	5,332		$153,775
	2,849			$37.19	1/31/2022	6,728	(8)	$194,036
	3,585			$34.77	1/31/2023	2,730	(9)	$78,733
	5,498			$25.03	1/31/2024	21,329	(10)	$615,128
	6,544			$29.31	2/6/2025	26,892	(11)	$775,565
	3,956	3,956	(2)	$10.34	2/5/2026	11,077	(12)	$319,461
	4,455	8,909	(3)	$8.32	2/16/2027
	3,727	11,181	(4)	$8.22	2/23/2028
	2,500	7,500	(6)	$8.63	4/2/2028
		6,106	(5)	$20.87	4/1/2029

(1)
Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019, which was $28.84.
(2)
These options to purchase shares of our common stock vested on February 5, 2020.
(3)
These options to purchase shares of our common stock vest in equal parts on each of February 16, 2020 and February 16, 2021.
(4)
These options to purchase shares of our common stock vest in equal parts on each of February 23, 2020, February 23, 2021 and February 23, 2022.
(5)
These options to purchase shares of our common stock vest in equal parts on each of April 1, 2020, April 1, 2021, April 1, 2022 and April 1, 2023.
(6)
These options to purchase shares of our common stock vest in equal parts on each of April 2, 2020, April 2, 2021 and April 2, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS
(7)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer's completion of three years of continuous employment with us from February 16, 2017. These shares vested on February 16, 2020.
(8)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer's completion of three years of continuous employment with us from February 23, 2018.
(9)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer's completion of three years of continuous employment with us from April 1, 2019.
(10)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, and the named executive officer remains an employee through December 31, 2019. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, ranked at the 98th percentile, which resulted in 200% of the shares vesting.
(11)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2020, and the named executive officer remains an employee through December 31, 2020.
(12)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2021, and the named executive officer remains an employee through December 31, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2019 fiscal year, as well as applicable stock awards that vested, during the 2019 fiscal year:

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mitchell E. Fadel	–	–	–	–
Maureen B. Short	–	–	14,744	$263,770
Ann L. Davids	–	–	–	–
Catherine M. Skula	6,380	$35,026	15,999	$286,221
Christopher A. Korst	–	–	29,900	$534,911

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a two-year graded vesting schedule based on the participant's years of service with us. For 2019, we made matching contributions in the Deferred Compensation Plan of 50% of the employee's contribution to the plan up to an amount not to exceed 6% of such employee's compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

Name	Executive Contributions in FY 2019	Registrant Contributions in FY 2019(1)	Aggregate Earnings in FY 2019	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12-31-19(2)

Mitchell E. Fadel	$72,332	$20,363	$35,903	–	$243,005
Maureen B. Short	$69,737	$15,777	$51,680	–	$307,453
Ann L. Davids	$19,145	$6,058	$2,124	–	$27,438
Catherine M. Skula	$10,111	$4,961	$21,742	–	$447,690
Christopher A. Korst	$15,745	$4,091	$143,809	–	$709,453

(1)
Represents matching contributions or other allocations made by us under our 401(k) Retirement Plan and/or Deferred Compensation Plan which amount was also reported as compensation in the "Summary Compensation Table" on page 31 of this proxy statement.
(2)
Of these amounts, the following aggregate amounts are included in the "Salary" column of the "Summary Compensation Table" above (as fiscal 2017, 2018 or 2019 compensation, as applicable) for each Named Executive Officer: Mr. Fadel—$72,332; Ms. Short—$98,766; Ms. Davids—$19,145; Ms. Skula—$30,742; and Mr. Korst—$88,316.

RENT-A-CENTER - 2020 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements

We have entered into executive transition agreements with each of our named executive officers other than Mr. Fadel. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer's employment or the occurrence of certain other circumstances that may affect the named executive officer. Termination Not in Conjunction with a Change in Control. If the named executive officer's employment is terminated without "cause," the named executive officer will be entitled to receive:

•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon the named executive officer's bonus amount from the previous year;

•
one and one half times the sum of the named executive officer's highest annual rate of salary during the previous 24 months, and the named executive officer's average annual bonus for the two preceding calendar years; and

•
continued health insurance coverage for the named executive officer and the named executive officer's spouse and covered dependents for up to 18 months.

If the named executive officer's employment is terminated due to disability or death, the named executive officer will be entitled to receive:

•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon the named executive officer's bonus amount from the previous year; and

•
continued health insurance coverage for the named executive officer and the named executive officer's spouse and covered dependents for 12 months.

If the named executive officer's employment is terminated for "cause" or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer's employment is terminated within 24 months following a change in control of us without "cause" or by the named executive officer for "good reason," the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without "cause," except that the named executive officer will be entitled to receive two times the sum of the named executive officer's highest annual rate of salary during the previous 24 months, and the named executive officer's average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer's employment is terminated in connection with a change in control due to disability or death, or for "cause" or without "good reason," the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for "cause," respectively. If payments made under the terms of this agreement would subject the named executive officer to excise tax under section 4999 of the Code, or the Company would be denied a deduction under Section 280G of the Code, then the amounts otherwise payable to the named executive officer under the terms of this agreement, as applicable, will be reduced by the minimum amount necessary to ensure the named executive officer will not be subject to such excise tax and the Company will not be denied any such deduction.

Under each of the executive transition agreements, the term "change in control" generally means the occurrence of any of the following after September 14, 2006:

•
any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•
a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•
individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board; or

•
a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

Loyalty and Confidentiality Agreements executed in connection with our executive transition agreements provide non-competition, non-solicitation and release provisions for the benefit of the Company that remain in effect during the period of employment and an additional period of two years thereafter.

36	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fadel Employment Agreement

Pursuant to Mr. Fadel's employment agreement, if we terminate Mr. Fadel's employment due to his disability or death, Mr. Fadel will be entitled to receive:

•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon Mr. Fadel's bonus amount from the previous year; and

•
continued health insurance coverage for Mr. Fadel and Mr. Fadel's spouse and covered dependents for 24 months.

If we terminate Mr. Fadel's employment for "cause," or if Mr. Fadel terminates his employment with us for any reason other than death, disability or for "good reason," Mr. Fadel will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Fadel to us or our affiliates).

If Mr. Fadel's employment is terminated by us without "cause" (as defined in the employment agreement) or by Mr. Fadel for "good reason," Mr. Fadel will be entitled to receive:

•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon Mr. Fadel's bonus amount from the previous year;

•
two times the sum of Mr. Fadel's (x) highest annual rate of salary during the previous 24 months and (y) his target cash bonus amount for the calendar year in which the termination occurs; and

•
continued health insurance coverage for Mr. Fadel and Mr. Fadel's spouse and covered dependents for 24 months.

If we terminate Mr. Fadel's employment without "cause" or if Mr. Fadel terminates his employment for "good reason," within the period beginning six months prior to a change in control or, if such change in control results in a person beneficially owning 40% or more of the voting power of the Company or is pursuant to a consolidation, merger or reorganization (subject to certain exceptions), beginning on the date of the definitive agreement pursuant to which the change in control is consummated) and ending on the first anniversary of the date of the change in control, then Mr. Fadel will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Fadel of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Fadel of accrued compensation. If payments made under the terms of this agreement would subject Mr. Fadel to excise tax under section 4999 of the Code, or the Company would be denied a deduction under Section 280G of the Code, then the amounts otherwise payable to Mr. Fadel under the terms of this agreement, as applicable, will be reduced by the minimum amount necessary to ensure Mr. Fadel will not be subject to such excise tax and the Company will not be denied any such deduction.

Mr. Fadel is also subject to a Loyalty and Confidentiality Agreement which provides non-competition, non-solicitation and release provisions for the benefit of the Company. that remain in effect during the period of employment and an additional period of two years thereafter.

Long-Term Incentive Plans

Awards Pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2016 Plan, the 2006 Plan and the Equity Plan, if the individual's employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual's employment is terminated by us for "cause," then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual's employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an "exchange transaction," regardless of whether currently vested, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2016 Plan, the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2016 Plan, the 2006 Plan and the Equity Plan, the term "exchange transaction" means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company),

RENT-A-CENTER - 2020 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Pursuant to stock compensation agreements under the 2016 Plan, the 2006 Plan and the Equity Plan, if the individual's employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual's employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual's employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term "change in ownership" is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

38	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers currently employed by us under their severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2019, the last business day of our fiscal 2019, assuming that:

•
each named executive officer's employment with us was terminated on December 31, 2019, and was not in connection with an event which constituted a "change in control" or an "exchange transaction" under any agreement or plan described above;

•
the base salary earned by each named executive officer for his services to us through December 31, 2019 has been fully paid to such named executive officer;
•
to the extent not otherwise terminated in connection with the named executive officer's termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019, which was $28.84; and

•
to the extent not otherwise terminated in connection with the named executive officer's termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019.

In connection with his termination without cause, Mr. Korst received $383,852.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits

Mitchell E. Fadel
Termination by Us without "Cause" or for "Good Reason"	$4,700,000	$27,168	$555,791	$5,282,959
Termination by Us for "Cause"	$0	$0	$0	$0
Termination by Us due to Mr. Fadel's disability or death	$1,690,000	$27,168	$12,405,484	$14,122,652
Termination by Mr. Fadel for Reason other than death or disability	$0	$0	$555,791	$555,791

Maureen B. Short
Termination by Us without "Cause"	$1,141,909	$17,280	$532,947	$1,692,136
Termination by Us for "Cause"	$0	$0	$0	$0
Termination by Us due to Ms. Short's disability or death	$386,951	$11,520	$3,173,971	$3,572,412
Termination by Ms. Short for Reason other than death or disability	$0	$0	$532,947	$532,947

Ann L. Davids
Termination by Us without "Cause"	$955,437	$20,376	$77,944	$1,053,757
Termination by Us for "Cause"	$0	$0	$0	$0
Termination by Us due to Ms. Davids' disability or death	$287,216	$13,584	$1,460,764	$1,761,474
Termination by Ms. Davids for Reason other than death or disability	$0	$0	$77,944	$77,944

Catherine M. Skula
Termination by Us without "Cause"	$941,939	$28,350	$312,926	$1,283,215
Termination by Us for "Cause"	$0	$0	$0	$0
Termination by Us due to Ms. Skula's disability or death	$283,158	$18,900	$2,445,096	$2,747,154
Termination by Ms. Skula for Reason other than death or disability	$0	$0	$312,926	$312,926

RENT-A-CENTER - 2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2019, the last business day of our fiscal 2019, assuming that:

•
each named executive officer's employment with us was terminated on December 31, 2019, and was in connection with an event which constituted a "change in control" or an "exchange transaction" under any agreement or plan described above;

•
the base salary earned by each named executive officer for his services to us through December 31, 2019 has been fully paid to such named executive officer;
•
with respect to options awarded pursuant to the 2016 Plan, the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•
to the extent not otherwise terminated in connection with the named executive officer's termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019; and

•
to the extent not otherwise terminated in connection with the named executive officer's termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits

Mitchell E. Fadel
Termination by Us without "Cause" or by Mr. Fadel for "Good Reason"	$4,700,000	$27,168	$0	$4,727,168
Termination by Us due to Mr. Fadel's Disability or Death	$0	$27,168	$14,670,844	$14,670,844
Termination by Us for "Cause" or by Mr. Fadel without "Good Reason"	$0	$0	$0	$0
Benefits upon Change in Control	$0	$0	$14,670,844	$14,670,844

Maureen B. Short
Termination by Us without "Cause" or by Ms. Short for "Good Reason"	$1,522,545	$23,040	$0	$1,545,585
Termination by Us due to Ms. Short's Disability or death	$0	$11,520	$3,863,628	$3,875,178
Termination by Us for "Cause" or by Ms. Short without "Good Reason"	$0	$0	$0	$0
Benefits upon Change in Control	$0	$0	$3,863,628	$3,863,628

Ann L. Davids
Termination by Us without "Cause" or by Ms. Davids for "Good Reason"	$1,273,916	$27,168	$0	$1,301,084
Termination by Us due to Ms. Davids' Disability or death	$0	$13,584	$1,743,974	$1,757,558
Termination by Us for "Cause" or by Ms. Davids without "Good Reason"	$0	$0	$0	$0
Benefits upon Change in Control	$0	$0	$1,743,974	$1,743,974

Catherine M. Skula
Termination by Us without "Cause" or by Ms. Skula for "Good Reason"	$1,255,918	$37,800	$0	$1,293,718
Termination by Us due to Ms. Skula's Disability or death	$0	$18,900	$3,131,866	$3,150,766
Termination by Us for "Cause" or by Ms. Skula without "Good Reason"	$0	$0	$0	$0
Benefits upon Change in Control	$0	$0	$3,131,866	$3,131,866

40	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination

Under our long-term incentive plans, in the event of a "change in control" of us or an "exchange transaction" involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to the named executive officers currently employed by us pursuant to our long-term incentive plans assuming that:

•
an event which constituted a "change in control" and an "exchange transaction" under each of the agreements and plans described above was consummated on December 31, 2019;

•
with respect to options awarded pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•
each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019; and

•
each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2019.

Name	Potential Realizable Value(1)

Mitchell E. Fadel	$14,670,844
Maureen B. Short	$3,863,628
Ann L. Davids	$1,743,974
Catherine M. Skula	$3,131,866

(1)
Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2019, the last business day of fiscal 2019, which was $28.84.

Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•
The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•
The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.
•
Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•
Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•
We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are presenting the ratio of the annual total compensation for fiscal year 2019 of our current Chief Executive Officer to that of the median of the annual total compensation for all of our other employees. We believe this ratio represents a reasonable estimate calculated in a manner consistent with the

SEC's disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.

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COMPENSATION DISCUSSION AND ANALYSIS

We selected the median compensated employee, for purposes of calculating the CEO Pay Ratio in 2018, based on taxable wages. The median employee was selected from all full- and part-time employees as of December 31, 2018. For our 2019 calculation of the CEO Pay Ratio, we used the same median employee as we used for 2018. There has been no change in our employee population or employee compensation arrangements since 2018 that we believe would significantly impact the pay ratio disclosure. We calculated 2019 annual total compensation for the median compensated employee using the same methodology we use for our named executive officers in the Summary Compensation Table in this Proxy Statement.

The annual total compensation for 2019 of our median employee was $35,154, and the 2019 annual total compensation for Mr. Fadel as set forth in the Summary Compensation Table above was $8,665,405. Accordingly, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees is approximately 246 to 1.

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2019.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(2)

Equity compensation plans approved by security holders	3,405,262	$21.70	1,655,708

Equity compensation plans not approved by security holders	–0–	–0–	–0–

Total	3,405,262	$21.70	1,655,708

(1)
Includes (a) 1,834,862 shares to be issued upon exercise of outstanding stock options with a weighted-average exercise price per share of $21.70, and a weighted-average remaining term of 6.12 years, and (b) 1,570,400 shares to be issued upon vesting of outstanding restricted stock units with a weighted-average grant date fair value of $14.38.
(2)
Pursuant to the terms of the Plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

42	RENT-A-CENTER - 2020 Proxy Statement

PROPOSAL THREE:            ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the "Compensation Discussion and Analysis" section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;

•
align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 30 through 42, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting:

"RESOLVED, that the stockholders of Rent-A-Center, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers for the year ended December 31, 2019, as disclosed in the 2020 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

The affirmative vote of a majority of the shares of common stock present online or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

Our Board recommends that you vote "FOR" approval of the advisory resolution on executive compensation.

RENT-A-CENTER - 2020 Proxy Statement	43

PROPOSAL FOUR:            ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to cast a nonbinding vote to determine whether the stockholder approval of our executive compensation program and practices, as described in Proposal Three, should occur every year, every two years, or every three years.

The Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, holding an annual advisory vote on executive compensation provides the Board with more direct and immediate feedback on our executive compensation philosophy, policies and practices.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to vote for their preferred voting frequency by choosing the option of one year, two years, three years or abstention when voting in response to the following advisory resolution at the 2020 Annual Meeting:

"RESOLVED, that the stockholder advisory vote on executive compensation take place once every one year, two years or three years, with such frequency to be determined by the frequency that receives the highest number of votes cast in response to this resolution."

Although non-binding, the Board and the Compensation Committee will carefully review the voting results of this Proposal Four. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the compensation programs of the Company.

Our Board recommends that you vote to hold the advisory vote on executive compensation every ONE YEAR (annually) until the Board next solicits stockholder input on the frequency of such vote.

44	RENT-A-CENTER - 2020 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Brown, Mr. Gade, Mr. Hetrick, and Mr. Lewis each served as members of the Compensation Committee for all or a portion of 2019. Each member is independent and no member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationships requiring disclosure in this proxy statement pursuant to Item 404(a) of Regulation S-K.

In addition, during 2019, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Rent-A-Center.

RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and "related persons" (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Reportable Transactions with Related Persons

The Company has not been a participant in any transaction since January 1, 2019 in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, nominees for director or holders of more than

5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest that is reportable pursuant to Item 404(a) of Regulation S-K.

SECTION 16(A) REPORTS

Based on a review of reports filed by our directors, executive officers and beneficial owners of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2019 were timely made.

RENT-A-CENTER - 2020 Proxy Statement	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of the named executive officers who are currently employed by us, all of our directors and executive officers as a group, and each of our known holders of 5% of our common stock. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of April 3, 2020, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock

Jeffrey J. Brown	34,806	(1)	*
Ann L. Davids	10,069	(2)	*
Mitchell E. Fadel	77,922	(3)	*
Michael J. Gade	56,290	(4)	*
Christopher B. Hetrick	28,689	(5)	*
Harold Lewis	6,555	(6)	*
Glenn P. Marino	0		—
Carol A. McFate	6,555	(6)	*
Maureen B. Short	112,917	(7)	*
Catherine M. Skula	96,589	(8)	*
All executive officers and directors as a group (10 total)	430,392		*
BlackRock, Inc.	7,356,888	(9)	13.7%
Engaged Capital, LLC	5,333,609	(10)	9.9%
Renaissance Technologies LLC	4,386,724	(11)	8.2%
The Vanguard Group	8,025,191	(12)	14.9%

*
Less than 1%.
(1)
Represents 34,806 DSUs.
(2)
Represents (a) 960 shares held directly and (b) 9,109 shares issuable pursuant to currently exercisable options.
(3)
Represents (a) 5,256 DSUs and (b) 72,666 shares issuable pursuant to currently exercisable options.
(4)
Represents (a) 2,400 shares held directly and (b) 53,890 DSUs.
(5)
Represents 28,689 DSUs. In addition, as an affiliate of Engaged Capital, LLC, Mr. Hetrick may be deemed to be a member of a Section 13(d) group that may be deemed to collectively beneficially own the shares held by Engaged Capital as disclosed herein.
(6)
Represents 6,555 DSUs.
(7)
Represents (a) 51,869 shares held directly and (b) 61,048 shares issuable pursuant to currently exercisable options.
(8)
Represents (a) 45,245 shares held directly, (b) 51,344 shares issuable pursuant to currently exercisable options, and (c) 102 shares held in deferred compensation plan.
(9)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole voting control over 7,266,355 of these shares and sole investment control over all 7,356,888 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2020.
(10)
The address of Engaged Capital, LLC is 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Engaged Capital, LLC exercises sole voting and investment control over all 5,333,609 shares. This information is based on a Schedule 13D/A filed by Engaged Capital, LLC with the SEC on March 1, 2019.
(11)
The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022. Renaissance Technologies LLC exercises sole voting and investment control over all 4,386,724 shares. This information is based on a Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 12, 2020.
(12)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 104,167 of these shares, shared voting control over 3,308 of these shares, sole investment control over 7,924,066 of these shares, and shared investment control over 101,125 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2020.

46	RENT-A-CENTER - 2020 Proxy Statement

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements.

We must receive proposals for possible inclusion in the Company's proxy statement related to the 2021 annual stockholders meeting no later than December 24, 2020 and such proposals must otherwise comply with Rule 14a-8 under the Exchange Act.

Pursuant to our Bylaws, subject to certain limited exceptions, other proposals for possible consideration at the 2021 annual stockholders meeting, including proposals for the nomination of one or more directors, must be received in writing by us no earlier than the close of business on February 2, 2021, and no later than the close of business on March 4, 2021. Any such proposal must be in proper form as specified in our Bylaws, must be submitted by a stockholder of the Company meeting the requirements set forth in our Bylaws and must comply with the rules of the SEC concerning shareholder proposals.

Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

ANNUAL REPORT ON FORM 10-K

The Company has filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2019 (which is not a part of the Company's proxy soliciting materials), a copy of which is available on our website at https://investor.rentacenter.com/financial-information/sec-filings. The Company will provide without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 upon the written request of a stockholder to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

"HOUSEHOLDING" OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements, annual reports and Notices with respect to two or more stockholders sharing the same address by delivering a single copy of any such proxy statement, annual report or Notice addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the proxy statement or the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you are the record holder of your shares. Such a notification to the Company may be made by written request sent to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024. Additionally, we will deliver promptly to any affected stockholder, upon his or her written request made to the address in the preceding sentence, an additional copy of the proxy statement, annual report and/or Notice.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

RENT-A-CENTER - 2020 Proxy Statement	47

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/RCII or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/RCII Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. To re-elect the three Class II directors nominated by the Board of Directors For Against Abstain For Against Abstain For Against Abstain 01 - Jeffrey J. Brown 02 - Mitchell E. Fadel 03 - Christopher B. Hetrick For Against Abstain For Against Abstain 2. To ratify the Audit & Risk Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 1 Year 3. To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2019, as set forth in the proxy statement 2 Years 3 Years Abstain 4. To conduct an advisory vote on the frequency of future advisory votes on executive compensation Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 6 1 3 7 9 03932C MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR each Director Nominee listed, FOR Proposals 2 and 3 and for ONE YEAR on Proposal 4. 2020 Annual Stockholder Meeting Proxy Card1234 5678 9012 345

The 2020 Annual Meeting of Stockholders of Rent-A-Center, Inc. will be held on Tuesday, June 2, 2020 at 8:00am CDT, virtually via the internet at www.meetingcenter.io/228278762. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — RCII2020 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/RCII q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2020 Matt Grynwald, Mike Rhey, or either of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on June 2, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed herein by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each director nominee listed herein, FOR Proposals 2 and 3 and for ONE YEAR on Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Proposals to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — RENT-A-CENTER, INC. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/RCII